Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between The Beachbody Company, Inc., a Delaware corporation (which is the successor company to The Beachbody Company Group, LLC, and is hereinafter defined as the “Company”) and Sue Collyns (the “Executive”).

WHEREAS, the Executive currently serves as President and Chief Financial Officer of the Company pursuant to that certain Offer Letter, dated as of June 25, 2014 (the “Prior Offer Letter”); and

WHEREAS, the Company and the Executive mutually desire to continue the employ of the Executive, effective as of the Effective Date, under the terms and conditions set forth herein and to supersede the Prior Offer Letter.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Employment Period. Effective upon the Effective Date, the Executive’s employment hereunder shall be for a term (the “Employment Period”) commencing on the Effective Date and continuing indefinitely until terminated in accordance with the terms of this Agreement. Notwithstanding anything to the contrary in the foregoing, the Executive’s employment hereunder is terminable at will by the Company or by the Executive at any time (for any reason or for no reason), subject to the provisions of Section 4 hereof.

2. Terms of Employment.

(a) Position and Duties.

(i) Role and Responsibilities. During the Employment Period, the Executive shall continue to serve as the Company’s President and Chief Financial Officer, and shall perform such employment duties as are usual and customary for such position. The Executive shall report directly to the Company’s Chief Executive Officer (“CEO”). At the Company’s request, the Executive shall serve the Company and/or its subsidiaries and affiliates in other capacities in addition to the foregoing, consistent with the Executive’s position hereunder. In the event that the Executive, during the Employment Period, serves in any one or more of such additional capacities, the Executive’s compensation shall not be increased beyond that specified in Section 2(b) hereof. In addition, in the event the Executive’s service in one or more of such additional capacities is terminated, the Executive’s compensation, as specified in Section 2(b) hereof, shall not be diminished or reduced in any manner as a result of such termination; provided that the Executive otherwise remains employed under the terms of this Agreement.

(ii) Exclusivity. During the Employment Period, and excluding any periods of leave to which the Executive may be entitled, the Executive agrees to devote Executive’s full business time and attention to the business and affairs of the Company. Notwithstanding the foregoing, during the Employment Period, it shall not be a violation of this Agreement for the Executive to: (A) serve on boards, committees or similar bodies of charitable or nonprofit organizations, (B) fulfill limited teaching, speaking and writing engagements, and (C) manage Executive’s personal investments, in each case, so long as such activities do not individually or in the aggregate materially interfere or conflict with the performance of the Executive’s duties and responsibilities under this Agreement; provided, that with respect to the activities in subclauses (A) and/or (B), the Executive receives prior written approval from the Board or the CEO. For purposes of this Agreement, the Company and Executive agree that Executive may participate on the boards set forth on Schedule 1 hereto.

(iii) Principal Location. During the Employment Period, the Executive shall perform the services required by this Agreement at the Company’s offices located in Santa Monica, California or, to the extent permitted by the Company, from her home or other remote location (in either event, the “Principal Location”), except for travel to other locations as necessary to fulfill the Executive’s duties and responsibilities to the Company.

(b) Compensation, Benefits, Etc.

(i) Base Salary. Commencing as of the Effective Date and during the Employment Period, the Executive shall receive a base salary (the “Base Salary”) of $600,000 per annum. The Base Salary shall be paid in accordance with the Company’s normal payroll practices for senior executive salaries generally, but no less often than monthly and shall be pro-rated for partial years of employment. The Base Salary may be increased (but not decreased) in the sole discretion of the Board or a subcommittee thereof, and the term “Base Salary” as utilized in this Agreement shall thereafter refer to the Base Salary as so increased.

(ii) Annual Cash Bonus. For each calendar year ending during the Employment Period, beginning with calendar year 2021, the Executive shall be eligible to earn a cash performance bonus (an “Annual Bonus”) under the Company’s bonus plan or program applicable to senior executives generally. Executive’s Annual Bonus will be targeted at 75% of the Base Salary (the “Target Bonus”), except that only with respect to the Company’s 2021 fiscal year the Target Bonus shall equal the sum of (i) 67% of Executive’s base salary earned between January 1, 2021 and the day prior to the Effective Date and (ii) 75% of the Base Salary earned between the Effective Date and December 31, 2021. The actual amount of any Annual Bonus shall be determined by the Board (or a subcommittee thereof) in its sole discretion, based on the achievement of individual and/or Company performance goals as determined by the Board (or a subcommittee thereof). The payment of any Annual Bonus, to the extent any Annual Bonus becomes payable, will be made on the date on which annual bonuses are paid generally to the Company’s senior executives, but in no event later than March 15th of the calendar year following the calendar year in which such Annual Bonus was earned. Except as provided in Section 4, payment of the Annual Bonus shall be subject to and conditioned upon the Executive’s continued employment hereunder through the applicable payment date.

(iii) Benefits. During the Employment Period, the Executive (and the Executive’s spouse and/or eligible dependents to the extent provided in the applicable plans and programs) shall be eligible to participate in and be covered under the health and welfare benefit plans and programs, as well as any retirement, savings and other employee benefit plans and programs, in any case, maintained by the Company for the benefit of its senior executives from time to time. Nothing contained in this Section 2(b)(iii) shall create or be deemed to create any obligation on the part of the Company to adopt or maintain any health, welfare, retirement or other benefit plan or program at any time or to create any limitation on the Company’s ability to modify or terminate any such plan or program at any time.

(iv) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive in connection with the performance of Executive’s duties under this Agreement in accordance with the policies, practices and procedures of the Company as in effect from time to time.

(v) Fringe Benefits. During the Employment Period, the Executive shall be eligible to receive such fringe benefits and perquisites as the Company may, in its discretion, from time-to-time provide to its senior executive officers.

(vi) Vacation. During the Employment Period, the Executive shall be entitled to vacation in accordance with the plans, policies, programs and practices of the Company applicable to its employees, as in effect from time to time.

3. Termination of Employment.

(a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. Either the Company or the Executive may terminate the Executive’s employment in the event of the Executive’s Disability during the Employment Period.

(b) Termination by the Company. The Company may terminate the Executive’s employment during the Employment Period for Cause or without Cause.

(c) Termination by the Executive. The Executive’s employment may be terminated by the Executive for any or no reason, including with Good Reason or by the Executive without Good Reason.

(d) Notice of Termination. Any termination of employment (other than due to the Executive’s death), shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 12(b) hereof. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(e) Termination of Offices and Directorships; Return of Property. Upon termination of the Executive’s employment for any reason, unless otherwise specified in a written agreement between the Executive and the Company, the Executive shall be deemed to have resigned from all offices, directorships, and other employment positions if any, then held with the Company, and shall take all actions reasonably requested by the Company to effectuate the foregoing. In addition, upon the termination of the Executive’s employment for any reason, the Executive agrees to return to the Company all documents (including all copies thereof) and other property of the Company and its subsidiaries and affiliates that the Executive has in Executive’s possession, custody or control. Such property includes, without limitation: (i) any materials of any kind that the Executive knows contain or embody any proprietary or confidential information of the Company or a subsidiary or an affiliate of the Company (and all reproductions thereof), (ii) computers (including, but not limited to, laptop computers, desktop computers and similar devices) and other portable electronic devices (including, but not limited to, tablet computers), cellular phones/smartphones, credit cards, phone cards, entry cards, identification badges and keys, and (iii) any correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the customers, business plans, marketing strategies, products and/or processes of the Company or any of its affiliates and any information received from the Company or any of its affiliates regarding third parties. The Company shall provide to the Executive copies of the Executive’s personal contacts list and any other personal files contained on the Executive’s Company-issued laptop computer or mobile phone that are timely identified as such by the Executive to the Company and which do not contain any proprietary or confidential information of the Company or a subsidiary or an affiliate of the Company.

4. Obligations of the Company upon Termination.

(a) Accrued Obligations. In the event that the Executive’s employment under this Agreement terminates during the Employment Period for any reason, the Company will pay or provide to the Executive: (i) any earned but unpaid Base Salary, (ii) reimbursement of any business expenses incurred by the Executive prior to the Date of Termination that are reimbursable in accordance with Section 2(b)(iv) hereof, and (iii) any vested amounts due to the Executive under any plan, program or policy of the Company (together, the “Accrued Obligations”). The Accrued Obligations described in clauses (i) – (ii) of the preceding sentence shall be paid within 30 days after the Date of Termination (or such earlier date as may be required by applicable law), and the Accrued Obligations described in clause (iii) of the preceding sentence shall be paid in accordance with the terms of the governing plan or program.

(b) Qualifying Termination. Subject to Sections 4(c), 4(f) and 12(d), and the Executive’s continued compliance with the provisions of Section 7 hereof, if the Executive’s employment with the Company is terminated during the Employment Period due to a Qualifying Termination, then in addition to the Accrued Obligations:

(i) Cash Severance. The Company shall pay the Executive an amount equal to 1.0 times the sum of the Executive’s Base Salary in effect for the calendar year in which the Date of Termination occurs (the “Severance”). The Severance shall be paid in substantially equal installments in accordance with the Company’s normal payroll practices over the 12-month period following the Date of Termination, but shall commence on the first normal payroll date following the Release Effective Date (as defined below), and amounts otherwise payable prior to such first payroll date shall be paid on such date without interest thereon.

(ii) Pro-Rated Bonus. The Company shall pay the Executive an amount equal to a pro rata portion of the Executive’s Target Bonus for such partial calendar year in which the Date of Termination occurs (prorated based on the number of days in the calendar year in which the Date of Termination occurs, through the Date of Termination) (the “Prorated Target Bonus”). The Prorated Target Bonus (if any) shall be paid on the date on which annual bonuses are paid to the Company’s senior executives generally for the applicable year, but no later than March 15 of the year following the year in which the Date of Termination occurs.

(iii) COBRA. Subject to the Executive’s valid election to continue healthcare coverage under Section 4980B of the Code, the Company shall continue to provide, during the COBRA Period, the Executive and the Executive’s eligible dependents with coverage under its group health plans at the same levels and the same cost to the Executive as would have applied if the Executive’s employment had not been terminated based on the Executive’s elections in effect on the Date of Termination, provided, however, that (A) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or (B) the Company is otherwise unable to continue to cover the Executive under its group health plans without incurring penalties (including without limitation, pursuant to Section 2716 of the Public Health Service Act or the Patient Protection and Affordable Care Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to the Executive in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof). For purposes of this Agreement, “COBRA Period” shall mean the period beginning on the Date of Termination and ending on the first anniversary thereof. For clarity, this Section 4(b)(iii) shall not restrict the Executive’s eligibility to continue to receive COBRA coverage following the termination of the COBRA Period, in accordance with applicable law and at the Executive’s sole cost and expense.

(iv) Equity Acceleration. All outstanding Company equity awards that vest solely on the passage of time that are held by the Executive on the Date of Termination (the “Time Vesting Awards”) shall vest and, to the extent applicable, become exercisable, on an accelerated basis as of the Date of Termination with respect to the number of shares underlying such Time-Vesting Award that would have vested (and become exercisable, if applicable) had the Executive remained in continuous employment with the Company beyond the Date of Termination for 12 additional months. Notwithstanding the foregoing, in the event that the Qualifying Termination occurs on or within 12 months following a Change in Control, then all Time Vesting Awards shall become fully vested and, to the extent applicable, exercisable.

(c) Release. Notwithstanding the foregoing, it shall be a condition to the Executive’s right to receive the amounts provided for in Sections 4(b) or 4(d) hereof that the Executive (or the Executive’s estate, if applicable) execute and deliver to the Company an effective release of claims in substantially the form attached hereto as Exhibit A (the “Release”) and the Release becomes irrevocable within 30 days (or, to the extent required by law, 60 days) following the Date of Termination (the date such Release becomes irrevocable herein referred to as the “Release Effective Date”). For the avoidance of doubt, all equity awards eligible for accelerated vesting pursuant to Sections 4(b) or 4(d) hereof shall remain outstanding and eligible to vest following the Date of Termination and shall actually vest and become exercisable (if applicable) and non-forfeitable upon the Release Effective Date.

(d) Death or Disability. Subject to Sections 4(c), 4(f) and 12(d), and the Executive’s continued compliance with the provisions of Section 7 hereof (to the extent applicable), if the Executive’s employment is terminated during the Employment Period by reason of the Executive’s death or Disability, then in addition to the Accrued Obligations (i) the Company will pay the Executive the Prorated Target Bonus in accordance with the terms and conditions set forth in Section 4(b)(ii) hereof and (ii) all Time Vesting Awards shall vest and, to the extent applicable, become exercisable, on an accelerated basis as of the Date of Termination with respect to the number of shares underlying such Time-Vesting Award that would have vested (and become exercisable, if applicable) had the Executive remained in continuous employment with the Company beyond the Date of Termination for 12 additional months.

(e) Other Terminations. If the Executive’s employment is terminated for any reason not described in Sections 4(b) or 4(d) hereof, the Company will pay the Executive only the Accrued Obligations.

(f) Six-Month Delay. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any severance payments or benefits payable under this Section 4, shall be paid to the Executive during the six-month period following the Executive’s Separation from Service if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first day of the seventh month following the date of Separation from Service (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of the Executive’s death), the Company shall pay the Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Executive during such period.

(g) Exclusive Benefits. Except as expressly provided in this Section 4 and subject to Section 5 hereof, the Executive shall not be entitled to any additional payments or benefits upon or in connection with the Executive’s termination of employment.

5. Non-Exclusivity of Rights. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

6. Excess Parachute Payments; Limitation on Payments.

(a) Best Pay Cap. Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by the Executive (including any payment or benefit received in connection with a termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the payments and benefits under Section 4 hereof, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, the Total Payments shall be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). If the Total Payments are so reduced, the Company shall reduce or eliminate the Total Payments in the following order: (A) equity-based payments that may not be valued under Treas. Reg. § 1.280G-1, Q&A-24(c) (“24(c)”), (B) cash-based payments that may not be valued under 24(c), (C) equity-based payments that may be valued under 24(c), (D) cash payments that may be valued under 24(c) and (E) other types of benefits. With respect to each category of the foregoing, such reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and next with respect to payments that are deferred compensation, in each case, beginning with payments or benefits that are to be paid the farthest in time from the Independent Advisors’ determination.

(b) Certain Exclusions. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of an independent, nationally recognized accounting firm (the “Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

7. Restrictive Covenants.

(a) The Executive hereby acknowledges that, prior to the date hereof, the Executive and the Company have entered into (i) that certain Confidentiality Agreement, dated as of May 10, 2014, and (ii) that certain Confidentiality and Non Solicitation Agreement, dated as of August 18, 2014, each containing confidentiality, intellectual property assignment, non-competition, non-solicitation and other protective covenants (together with the obligations set forth in this Section 7, the “Restrictive Covenants”), and that the Executive shall continue to be bound by the terms and conditions of the Restrictive Covenants, and that such agreements shall be additional to, and not in limitation of, the covenants contained in any other written agreement between the Company and the Executive.

(b) During the Employment Period, the Executive shall not be engaged in any other business activity that would be competitive with the business of the Company and its subsidiaries or affiliates. During the Executive’s employment with the Company and thereafter, the Executive shall not use any trade secret or confidential or proprietary information of the Company or its subsidiaries or affiliates to solicit, induce or encourage any customer, client, vendor, trainer, coach or other party doing business with any member of the Company and its subsidiaries and affiliates to terminate its relationship therewith or transfer its business from any member of the Company and its subsidiaries and affiliates and the Executive shall not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity. In addition, while employed by the Company and for a period of 12 months after the Date of Termination, the Executive shall not directly or indirectly solicit, induce or encourage any trainer or coach of the Company and/or its subsidiaries and affiliates to terminate their service relationship with the Company and its subsidiaries and affiliates or to cease to render services to the Company and/or its subsidiaries and affiliates, and the Executive shall not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

(c) In recognition of the fact that irreparable injury will result to a party in the event of a breach by the other party of its obligations under Sections 7(a) and (b), that monetary damages for such breach would not be readily calculable, and that the aggrieved party would not have an adequate remedy at law therefor, each party acknowledges, consents and agrees that in the event of such breach, or the threat thereof, the aggrieved party shall be entitled, in addition to any other legal remedies and damages available, to seek specific performance thereof and temporary and permanent injunctive relief (without the necessity of posting a bond) to restrain the violation or threatened violation of such obligations by the offending party.

(d) Notwithstanding anything in this Agreement or the Restrictive Covenants to the contrary, nothing contained in this Agreement shall prohibit either party (or either party’s attorney(s)) from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or any other securities regulatory agency, self-regulatory authority or federal, state or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to such party’s attorney(s) or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, and/or (iii) receiving an award for information provided to any Government Agency. Pursuant to 18 USC Section 1833(b), (1) the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (2) the Executive acknowledges that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Further, nothing in this Agreement is intended to or shall preclude either party from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. If the Executive is required to provide testimony, then unless otherwise directed or requested by a Government Agency or law enforcement, the Executive shall notify the Company as soon as reasonably practicable after receiving any such request of the anticipated testimony.

8. Representations. The Executive hereby represents and warrants to the Company that (a) the Executive is entering into this Agreement voluntarily and that the performance of the Executive’s obligations hereunder will not violate any agreement between the Executive and any other person, firm, organization or other entity, or any policy, program or code of such other person, firm, organization or other entity person, and (b) the Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by the Executive’s entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement.

9. Successors.

(a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns.

10. Certain Definitions.

(a) “Board” means the Board of Directors of the Company.

(b) “Cause” means: (i) the Executive’s misconduct or intentional actions that adversely affects or threatens to adversely affect the Company or its reputation in any material respect as determined in good faith by the Board; (ii) acts or threats of violence in any manner affecting the Company’s reputation or otherwise connected to the Executive’s employment in any way; (iii) alcohol or substance abuse; (iv) wrongful destruction of Company property; (v) theft, bribery or other illegal acts, or the Executive’s indictment for the same, other than for minor traffic offenses; (vi) any act of fraud or personal dishonesty which relates to or involves the Company in any material way, including misrepresentation on the Executive’s employment application or other materials provided in the course of seeking employment (or continued employment) at the Company; (vii) unauthorized disclosure of confidential information of the Company; (viii) material violation of any written policy of the Company; or (ix) gross negligence of, or gross incompetence in, the performance of the Executive’s duties for the Company as determined in good faith by the Board.

(c) “Change in Control” shall have the meaning set forth in the Company’s 2021 Incentive Award Plan, as such plan may be amended from time to time.

(d) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

(e) “Date of Termination” means the date on which the Executive experiences a Separation from Service.

(f) “Disability” means that the Executive has become entitled to receive benefits under an applicable Company long-term disability plan or would be entitled to receive benefits under such plan (if Executive is not a participant in the plan). If a long-term disability plan is not maintained by the Company on the Date of Termination, the determination of “Disability” shall be made based on the most recently-maintained Company long-term disability plan.

(g) “Effective Date” means June 25, 2021.

(h) “Good Reason” means, without the written consent of the Executive: (i) a material breach of this Agreement by the Company (including the Company’s withholding or failure to pay compensation when due to you); (ii) a relocation of the Principal Location to a location more than 50 miles from the Principal Location as of the Effective Date; (iii) a material diminution in your titles, duties, authority, or responsibilities or a change in reporting relationship that requires you to report to someone other than the CEO or the Board; or (iv) a material reduction in the Base Salary or Target Bonus, unless either such reduction is applied proportionately to other members of the Company’s executive team, and is made in the good faith belief that it is in the best interests of the Company. Notwithstanding the foregoing, the Executive will not be deemed to have resigned for Good Reason unless (1) the Executive provides the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by the Executive to constitute Good Reason within 45 days after the date of the occurrence of any event that the Executive knows or should reasonably have known to constitute Good Reason, (2) the Company fails to cure such acts or omissions within 30 days following its receipt of such notice, and (3) the effective date of the Executive’s termination for Good Reason occurs no later than 90 days after the expiration of the Company’s cure period. For clarity, Good Reason shall not have occurred if the Company’s Santa Monica, California office is moved, provided that the Company permits that Executive may work from her home or other remote location in accordance with Section 2(a)(iii).

(i) “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice unless as otherwise provided upon a termination for Good Reason).

(j) “Qualifying Termination” means a termination of the Executive’s employment during the Employment Period (i) by the Company without Cause (other than by reason of the Executive’s death or Disability) or (ii) by the Executive for Good Reason.

(k) “Section 409A” means Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder.

(l) “Separation from Service” means a “separation from service” (within the meaning of Section 409A).

11. Indemnification. The Company shall indemnify the Executive to the fullest extent permitted by applicable law in the event that the Executive was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, by reason of the fact that the Executive is or was a director, officer, employee or agent of the Company or any of its affiliates, whether or not the claim is asserted during the Employment Period.

12. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(b) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

At the Executive’s most recent address on the records of the Company.

with a copy to:

Robin M. Schachter Law

Attention: Robin M. Schachter

Email: Robin@rmschachterlaw.com

If to the Company:

The Beachbody Company, Inc.

3301 Exposition Blvd., 3rd Floor

Santa Monica, CA 90404

Attention: Chief Executive Officer and Chief Legal Officer

with a copy to:

Cozen O’Connor

One Liberty Place

1650 Market Street, Suite 2800

Philadelphia, PA 19103

Attention: Michael Heller

Email: MHeller@cozen.com

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) Sarbanes-Oxley Act of 2002. Notwithstanding anything herein to the contrary, if the Company determines, in its good faith judgment, that any transfer or deemed transfer of funds hereunder is likely to be construed as a personal loan prohibited by Section 13(k) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), then such transfer or deemed transfer shall not be made to the extent necessary or appropriate so as not to violate the Exchange Act and the rules and regulations promulgated thereunder.

(d) Section 409A of the Code.

(i) To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A. Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company shall work in good faith with the Executive to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, including without limitation, actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A; provided, however, that this Section 12(d) shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so.

(ii) Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. To the extent permitted under Section 409A, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A. Any payments subject to Section 409A that are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination of employment) occurs shall commence payment only in the calendar year in which the consideration period or, if applicable, release revocation period ends, as necessary to comply with Section 409A. All payments of nonqualified deferred compensation subject to Section 409A to be made upon a termination of employment under this Agreement may only be made upon the Executive’s Separation from Service.

(iii) To the extent that any payments or reimbursements provided to the Executive under this Agreement are deemed to constitute compensation to the Executive to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and the Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

(e) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(f) Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(g) No Waiver. The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 3(c) hereof, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(h) Entire Agreement. As of the Effective Date, this Agreement (including the Restrictive Covenants and Arbitration Agreement (as defined below)), constitutes the final, complete and exclusive agreement between the Executive and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, by any member of the Company and its subsidiaries or affiliates, or representative thereof (including the Prior Offer Letter). Notwithstanding anything herein to the contrary, this Agreement and the obligations and commitments hereunder shall neither commence nor be of any force or effect prior to the Effective Date.

(i) Arbitration. The Executive hereby acknowledges that, prior to the date hereof, the Executive and the Company have entered into that certain Mutual Dispute Resolution Agreement, dated as of August 17, 2016 (the “Arbitration Agreement”), and that the Executive shall continue to be bound by the terms and conditions of the Arbitration Agreement, and that such agreement shall be additional to, and not in limitation of, any other dispute resolution in any other written agreement between the Company and the Executive.

(j) Amendment; Survival. No amendment or other modification of this Agreement shall be effective unless made in writing and signed by the parties hereto. The respective rights and obligations of the parties under this Agreement shall survive the Executive’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.

(k) Counterparts. This Agreement and any agreement referenced herein may be executed in two or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board (or subcommittee thereof), the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

THE BEACHBODY COMPANY, INC.

By:
Name: Carl Daikeler
Title: Chief Executive Officer

“EXECUTIVE”

Sue Collyns

Attachments:

Exhibit A: Release

[Signature Page to Employment Agreement]

SCHEDULE 1

Pre-Approved Board Participation

1. DINE Brands Global, Inc.

Schedule 1

EXHIBIT A

GENERAL RELEASE

1. Release For valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned does hereby release and forever discharge the “Releasees” hereunder, consisting of The Beachbody Company, Inc., a Delaware corporation (the “Company”), and the Company’s partners, subsidiaries, associates, affiliates, successors, heirs, assigns, agents, directors, officers, employees, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which the undersigned now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof. The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to the employment or termination of employment of the undersigned by the Releasees, or any of them; any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on Releasees’ right to terminate the employment of the undersigned; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964; the Age Discrimination In Employment Act (“ADEA”); the Americans With Disabilities Act; the Older Workers’ Benefit Protection Act of 1990; Title VII of the Civil Rights Act of 1964, as amended, by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the False Claims Act, 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq.; the Fair Labor Standards Act, 29 U.S.C. § 215 et seq.; and any federal, state or local laws of similar effect.

2. Claims Not Released. Notwithstanding the foregoing, this general release (the “Release”) shall not operate to release any rights or claims of the undersigned (i) to payments or benefits under Section 4(b) or 4(d) of that certain Employment Agreement, effective as of June 25, 2021, between the Company and the undersigned (the “Employment Agreement”), with respect to the payments and benefits provided in exchange for this Release, (ii) to payments or benefits under any equity award agreement between the undersigned and the Company or as a holder of any securities of the Company, (iii) with respect to Sections 2(b)(iv) or 4(a) of the Employment Agreement, (iv) to accrued or vested benefits the undersigned may have, if any, as of the date hereof under any applicable plan, policy, practice, program, contract or agreement with the Company, (v) to any Claims, including claims for indemnification and/or advancement of expenses arising under any indemnification agreement between the undersigned and the Company or under the bylaws, certificate of incorporation or other similar governing document of the Company, (vi) to any Claims which cannot be waived by an employee under applicable law or (vii) with respect to the undersigned’s right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator.

THE UNDERSIGNED ACKNOWLEDGES THAT HE OR SHE HAS BEEN ADVISED BY LEGAL COUNSEL AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Exhibit A-1

THE UNDERSIGNED, BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS HE OR SHE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

3. Exceptions. Notwithstanding anything in this Release to the contrary, nothing contained in this Release shall prohibit the undersigned from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation and/or (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to, any federal, state or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice) for the purpose of reporting or investigating a suspected violation of law, or from providing such information to the undersigned’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding. Pursuant to 18 USC Section 1833(b), (1) the undersigned will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (2) the undersigned acknowledges that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

4. Representations. The undersigned represents and warrants that there has been no assignment or other transfer of any interest in any Claim which the undersigned may have against Releasees, or any of them, and the undersigned agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the undersigned under this indemnity.

5. No Action. The undersigned agrees that if the undersigned hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then the undersigned agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim. Notwithstanding the foregoing, this provision shall not apply to any suit or Claim to the extent it challenges the effectiveness of this release with respect to a claim under the ADEA.

6. No Admission. The undersigned further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the undersigned.

7. OWBPA. The undersigned agrees and acknowledges that this Release constitutes a knowing and voluntary waiver and release of all Claims the undersigned has or may have against the Company and/or any of the Releasees as set forth herein, including, but not limited to, all Claims arising under the Older Worker’s Benefit Protection Act and the ADEA. In accordance with the Older Worker’s Benefit Protection Act, the undersigned is hereby advised as follows:

Exhibit A-2

(i)

the undersigned has read the terms of this Release, and understands its terms and effects, including the fact that the undersigned agreed to release and forever discharge the Company and each of the Releasees, from any Claims released in this Release;

(ii)

the undersigned understands that, by entering into this Release, the undersigned does not waive any Claims that may arise after the date of the undersigned’s execution of this Release, including without limitation any rights or claims that the undersigned may have to secure enforcement of the terms and conditions of this Release;

(iii)

the undersigned has signed this Release voluntarily and knowingly in exchange for the consideration described in this Release, which the undersigned acknowledges is adequate and satisfactory to the undersigned and which the undersigned acknowledges is in addition to any other benefits to which the undersigned is otherwise entitled;

(iv)	the Company advises the undersigned to consult with an attorney prior to executing this Release;

(v)

the undersigned has been given at least [21][1] days in which to review and consider this Release. To the extent that the undersigned chooses to sign this Release prior to the expiration of such period, the undersigned acknowledges that the undersigned has done so voluntarily, had sufficient time to consider the Release, to consult with counsel and that the undersigned does not desire additional time and hereby waives the remainder of the [21]-day period; and

(vi)

the undersigned may revoke this Release within seven days from the date the undersigned signs this Release and this Release will become effective upon the expiration of that revocation period if the undersigned has not revoked this Release during such seven-day period. If the undersigned revokes this Release during such seven-day period, this Release will be null and void and of no force or effect on either the Company or the undersigned and the undersigned will not be entitled to any of the payments or benefits which are expressly conditioned upon the execution and non-revocation of this Release. Any revocation must be in writing and sent to [name], via electronic mail at [email address], on or before [5:00 p.m. Pacific time] on the seventh day after this Release is executed by the undersigned.

8. Acknowledgement. The undersigned acknowledges that different or additional facts may be discovered in addition to what is now known or believed to be true by the undersigned with respect to the matters released in this Release, and the undersigned agrees that this Release shall be and remain in effect in all respects as a complete and final release of the matters released, notwithstanding any different or additional facts.

9. Governing Law. This Release is deemed made and entered into in the State of California, and in all respects shall be interpreted, enforced and governed under the internal laws of the State of California, to the extent not preempted by federal law.

* * * * *

[1]	Note to Draft: Use 45 days in a group termination, and include information regarding terminated positions.

Exhibit A-3

IN WITNESS WHEREOF, the undersigned has executed this Release this ____ day of ___________, ____.

Sue Collyns

Exhibit A-4